EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the "Agreement") is made and entered
into as of the_______15th              day of January, 2009 ("Effective Date"), by and between OXYSURE
SYSTEMS, INC., a corporation duly organized and existing pursuant to the laws of the state of Delaware, (hereinafter referred to as "OSI" or the "Company"), and JULIAN T. ROSS (hereinafter referred to as the "Executive").

WITNESSETH:

WHEREAS, the Company desires to have the benefit of the Executive's efforts and services;

WHEREAS, the Company recognizes that circumstances may arise which may cause uncertainty of continued employment of the Executive without regard to the Executive's competence or past contributions;

WHEREAS, such uncertainties may result in the loss of valuable services of the Executive to the detriment of the Company and its shareholders;

WHEREAS, the Executive will be in a better position to consider the best interests of die Company if die Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which may result from situations now unknown, and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1.           DEFINITIONS. Whenever used in this Agreement, die following terms shall have the meanings set forth below:

(a)           "Accrued Benefits" shall mean the amount payable not later than fifteen (15) days following an applicable Termination Date and which shall be equal to the sum of the following amounts:

(i)             All salary earned or accrued through the Termination Date;

(ii)            Reimbursement for any and all moneys advanced in connection with the Executive's employment for pre-approved, reasonable and necessary expenses incurred by the Executive through the Termination
   Date;

(iii)           Any and all other cash benefits previously earned through the Termination Date and defejjied at the election of the Executive or pursuant to any deferred compensation plans then in effect;

(iv)           The full amount of any stated bonus payable to the Executive with respect to die year in which termination occurs provided that the events necessary to have earned said bonus have been achieved; and

 (v)            All odier payments and benefits to which the Executive may be entitled under the terms of any benefit plan of the Company.

 (b)   "Act" shall mean the Securities Exchange Act of 1934;

 (c)   "Affiliate11 shall have the same meaning as given to that term in Rule 12b-2 of Regulation 12B promulgated under the Act;

 (d)    "Base Period Income" shall be an amount equal to the Executive's annualized compensation calculated pursuant to section 6 herein for the initial term of this agreement;

 (e)   "Board" shall mean the Board of Directors of the Company;

 (f)   "Cause" shall mean any of the following:

(i)
The engaging by the Executive in illegal or fraudulent conduct, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after the exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative, which the Boarddetermines has a significant adverse impact on the Company in the conduct of the Company's bxisiness;

(ii)
A conviction of a felony, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after the exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative, which the Board determines has a significant adverse impact on the Company in the conduct of the Company's business;

(iii)	Willful or grossly negligent failure by Executive to perform his duties in a manner consistent with the Company's best interests; or
(iv)	Willful violation by the Executive of the Company's policies and procedures.

(g)	"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time;
(h)
"Consolidated Group" means and includes the Company, all of OSI's current or future subsidiaries and any other corporations or divisions thereof, which are hereafter acquired by or consolidated with the OSI and which collectively carry on the business of OS I, the Company or any part thereof.;

(i)	"Notice of Termination" shall mean the notice described in Section 9 herein;
(j)
"Person" shall mean any individual, partnership, joint venture, association, trust, corporation or other entity, other than an Executive benefit plan of the Company or an entity organised, appointed or established pursuant to the terms of any such benefit plan;

(k)	"Termination Date" shall mean, except as otherwise provided in Section 10 herein,

(i)           The Executive's date of death;

(ii)           'iTiirty (30) days after the delivery of the Notice of Termination if the Executive's employment is terminated by the Executive voluntarily; and

(iii)           Sixty (60) days after the delivery of the Notice of Termination if the Executive's employment is terminated by die Company for any reason other than Cause.

2.         EMPLOYMENT.

The Company hereby agrees to employ die Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

3.        TERM.

The employment of the Executive by the Company pursuant to the provisions of this Agreement shall commence on the Effective Date and end on the Three Hundred Sixtieth day thereafter (360th) day thereafter, unless sooner terminated as hereinafter provided.

4.           POSITIONS AND DUTIES.

The Executive shall hold the position of Chairman & CEO of the Company. The Executive shall also perform such duties as the Board shall direct and shall serve in such additional capacities as set fordi in Section 7 herein. In connection with the foregoing positions, the Executive shall have such duties, responsibilities and audiority as may from time to time be assigned to the Executive by the Board. The Executive shall devote substantially all of the Executive's working time and efforts to die business and affairs of the Company.

5.           PLACE OF PERFORMANCE.

In connection with the Executive's employment by the Company, die Executive shall be based at die principal Executive offices of the Company in North Dallas, Texas, except for where travel is required, or where otherwise required by the operations of the Company.

6.           COMPENSATION AND RELATED MATTERS.

(a) Commencing on the Effective Date hereof, and during the Period of Employment, the Company shall compensate die Executive in accordance witii Exhibit A hereto. The Company will also issue to die Executive options as to the Common Stock of the Company as outlined in Exhibit A hereto.

(b) During the term of die Executive's employment hereunder, the Executive shall be entitied to receive prompt reimbursement for all pre-approved, reasonable expenses incurred by die Executive in performing services hereunder, including all business travel and living expenses while away from home on business or at the request of and in die service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures prcsendy established by die Company and OSI or as may be changed from time to time.

(c) The Executive shall also be entitled to all other benefits provided by the Company to its general Executives.

7.           OFFICES.

The Executive agrees to serve widiout additional compensation, if elected or appointed thereto, as a member of the Boatd of Directors of the Company, or any subsidiary; provided, however, tiiat the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is cuirendy provided in the Company's bylaws, or otherwise.

8.           (a) TERMINATION FOR CAUSE.

If the Executive's employment with the Company is terminated by the Company for Cause, subject to the procedures set forth in Section 9 herein, the Executive shall be entitied to receive the Executive's Accrued Benefits as of the Termination Date. The Executive shall not be entitled to the receipt of any Termination Payment.

(b) TERMINATION NOT FOE. CAUSE.

If the Company terminates the Executive for any reason other than Cause, then the Executive shall be entitled to a Termination Payment equal to Twelve Months Base Salary. Base Salary refers to Base Salary as defined in Exhibit A hereto.

9.           TERMINATION NOTICE AND PROCEDURE.

Any termination by the Company or the Executive of the Executive's employment during the Employment Period shall be communicated by written Notice of Termination to the Executive, if such Notice of Termination is delivered by the Company, and to the Company, of such Notice of Termination is delivered by the Executive, all in accordance with the following procedures:

(a) The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

10.           NONDISCLOSURE OF PROPRIETARY INFORMATION.

(a) For the purposes of this Paragraph 11, including all subparagraphs, "the Company" shall mean the Company or OSI. Recognizing that the Company is presently engaged, and may hereafter continue to be engaged, in the research and development of processes, the obtainment and sale of products or performance of services, which involve experimental and inventive work and that the success of its business depends upon the protection of the processes, products and services by patent, copyright or by secrecy and that die Executive has had, or during the course of his engagement may have, access to Proprietary Information, as hereinafter defined, of the Company or other information and data of a secret or proprietary nature of the Company which the Company wishes to keep confidential and the Executive has furnished, or during the course of his engagement may furnish, such information to the Company, the Executive agrees that (a) "Proprietary Information" shall mean any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature related to the business of the Company disclosed to the Executive or otherwise made known to him as a consequence of or through his engagement by the Company (including information originated by the Executive) in any technological area previously developed by the Company or developed, engaged in, or researched, by the Company during the term of the Executive's engagement, including, but not limited to, trade secrets, processes, products, formulae, apparatus, techniques, know-how, marketing plans, data, improvements, strategies, forecasts, customer lists, and technical requirements of customers, unless such information is hi the public domain to such an extent as to be readily available to competitors.

(b) The Executive acknowledges that the Company has exclusive property rights to all Proprietary Information and the Executive hereby assigns all rights he might otherwise possess in any Proprietary Information to the Company. Except as required in the performance of his duties to the Company or otherwise as required by law, the Executive will not at any time during or after the term of his engagement, which term shall include any time in which the Executive may be retained by the Company as a consultant, directly or indirectly use, communicate, disclose or disseminate any Proprietary Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company, its products, customers, processes and services, including information relating to testing, research, development, manufacturing, marketing and selling.

(c) All documents, records, notebooks, notes, memoranda and similar repositories of, or containing, Proprietary Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or its operations and activities made or compiled by the Executive at any time or made available to him prior to or during the term of his engagement by the Company, including any and all copies thereof, shall be the property of the Company, shall be held by him in trust solely for die benefit of the Company, and shall be delivered to the Company by him on the termination of his engagement or at any other time on the request of die Company.

(d) The Executive will not assert any rights under any inventions, copyrights, discoveries, concepts or ideas, or improvements thereof, or know-how related thereto, as having been made or acquired by him prior to his being engaged by the Company or during die term of his engagement if based on or otherwise related to Proprietary Information.

11.      ASSIGNMENT OF INVENTIONS.

(a) For purposes of this Paragraph 12, the term "Inventions" shall mean discoveries, concepts, and ideas, whetiier patentable or copyrightable or not, including but not limited to improvements, know-how, data, processes, mediods, formulae, and techniques, as well as improvements thereof or know-how related thereto, concerning any past, present or prospective activities of the Company which die Executive makes, discovers or conceives (whether or not during die hours of his engagement or with the use of the Company's facilities, materials or personnel), either solely or jointly witii others during his engagement by the Company or any affiliate and, if based on or related to Proprietary Information, at any time after termination of such engagement. All inventions shall be the sole property of the Company, and Executive agrees to perform the provisions of this paragraph 12 with respect thereto without die payment by the Company of any royalty or any consideration therefor other than the regular compensation paid to die Executive in die capacity of an Executive or consultants;

(b) The Executive shall maintain written notebooks in which he shall set forth, on a current basis, information as to all Inventions, describing in detail die procedures employed and the results achieved as well as information as to any studies or research projects undertaken on die Company's behalf. The written notebooks shall at all times be the property of the Company and shall be surrendered to the Company upon termination of his engagement or, upon request of the Company, at any time prior thereto.

(c) The Executive shall apply, at the Company's request and expense, for United States and foreign letters patent or copyrights eidier in the Executive's name or otherwise as die Company shall desire.

(d) The Executive hereby assigns to the Company all of his rights to such Inventions, and to applications for United States and/or foreign letters patent or copyrights and to United States and/or foreign letters patent or copyrights granted upon such Inventions.

(e) The Executive shall acknowledge and deliver promptly to the Company, without charge to the Company, but at its expense, such written instruments (including applications and assignments) and do such other acts, such as giving testimony in support of the Executive's inventorship, as may be necessary in the opinion of the Company to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent and copyrights relating to the Inventions and to vest the entire right and title thereto in the Company or its nominee. The Executive acknowledges and agrees that any copyright developed or conceived of by the Executive during the term of Executive's employment which is related to the business of the Company shall be a "work for hire" under die copyright law of die United States and other applicable jurisdictions.

(f) The Executive represents that his performance of all the terms of this Agreement and as an Executive of or consultant to the Company does not and will not breach any trust prior to his employment by the Company. The Executive agrees not to enter into any agreement either written or oral in conflict herewith and represents and agrees that he has not brought and will not bring with him to the Company or use in the performance of his responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless he has obtained written autlioirzation from the former emploj'er for their possession and use, a copy of which has been provided to the Company.

(g) No provisions of this Paragraph shall be deemed to limit the restrictions applicable to the Executive under Paragraph 11.

12.           SHOP RIGHTS.

The Company shall also have the royalty-free right to use in its business, and to make, use and sell products, processes and/or services derived from any inventions, discoveries, concepts and ideas, whether or not patentable, including but not limited to processes, methods, formulas and techniques, as well as improvements thereof or know how related thereto, which are not within the scope of Inventions as defined in Paragraph 12 but which are conceived or made by die Executive during the period he is engaged by the Company or with die use or assistance of the Company's facilities, materials or personnel.

13.           NON-COMPETE.

The Executive hereby agrees that during die term of this Agreement and for twelve months (12) months following a termination for any reason, unless otherwise specified in tiiis agreement, shall not:

(a) Within any jurisdiction or marketing area in the United States in which the Company or any subsidiary thereof is doing business, own, manage, operate or control any business of the engaged in catalytic oxygen generation. For purposes of this paragraph, ownership of securities of not in excess of five percent (5%) of any class of securities of a public company shall not be considered to be competition with OSI, or any subsidiary thereof; or

(b) Within any jurisdiction or marketing area in the United States in which die Consolidated Group or any member tiiereof is doing business, act as, or become empk^ed as, an officer, director, Executive, consultant or agent of any business engaged in catalytic oxygen generation; or

(c) Solicit any business that is the same as tin at of the Consolidated Group for, or sell any products involving catalytic oxygen to, any company in the United States, which is, as of die date hereof, a customer or client of die Consolidated Group or any of its members, or was such a customer or client thereof widiin two years prior to the date of this Agreement; or

(d) Solicit the employment of, or lure any full time Executive employed by the Company or its subsidiaries as of the date of termination of this Agreement.

Restrictions Reasonable. Executive represents and agrees that the provisions hereof are reasonable in order to protect the business and proprietary interests of die Consolidated Group both as to the duration of time and any geographic limitation therein provided, based on the present business, plans and prospects of the Consolidated Group and the confidential and proprietary information to which Executive has had and will have access, and that compliance with the provisions hereof will not be unduly burdensome on him.  Executive represents that prior to executing and delivering diis agreement, he has reviewed die provisions of diis agreement with his attorney.

14.           REMEDIES AND INJUNCTIVE RELIEF

The Executive hereby acknowledges and agrees tiiat a breach or threatened breach by him or die non-performance of certain of the covenants or promises contained herein by him may cause serious and irreparable harm to die Consolidated Group and that any remedy at law, including any award of money damages, may be inadequate. Accordingly, Executive agrees and accepts diat a threatened breach, a breach or a violation of the provisions of this agreement by him shall entitle die Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of the provisions of tiiis agreement. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may be entitied. The Executive specifically acknowledges that the requirement of the Consolidated Group or any member thereof to post a bond for die issuance of a temporary restraining order or temporary injunction should be waived.

15.           ATTORNEY'S FEES.

In die event diat either party hereunder institutes any legal proceedings in connection with its rights or obligations under tiiis Agreement, die prevailing party in such proceeding shall be entitled to recover from die odier party, all costs incurred in connection widi such proceeding, including reasonable attorneys' fees, together with interest thereon from the date of demand at the rate of twelve percent (12%) per annum.

16.           SUCCESSORS.

This Agreement and all rights of die Executive shall inure Lo die benefit of and be enforceable by the Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. In the event of the Executive's death, all amounts payable to die Executive under diis Agreement shall be paid to die Executive's surviving spouse, or the Executive's estate if the Executive dies without a surviving spouse. This Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation or other entity to which all or substantially all of die business and assets of the Company shall be transferred whether by merger, consolidation, transfer or sale.

17.           ENFORCEMENT.

The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected diereby.

18.           AMENDMENT OR TERMINATION.

This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance; provided, however, that the terms of any renewal or extension shall not more adverse to Executive than the terms provided for herein, as described in Exhibit A hereto. No delay on die part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such light, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

19.           SEVERABILITY.

The provisions of paragraphs 11, 12, 13 and 14 shall survive termination of this Agreement.

20.           ENTIRE AGREEMENT.

This Agreement sets forth the entire agreement between die Executive and the Company with respect to die subject matter hereof, and supersedes all prior oral or written agreements, negotiations, commitments and understandings with respect thereto. Each party to this Agreement acknowledges that no representations, inducements, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and no other agreement, statement or promise not contained in this Agreement shall be valid or binding. The parties hereto have had an opportunity to consult with their respective attorneys concerning die meaning and die import of this Agreement and each has read tiiis Agreement, as signified by his/their signatures below, and are executing the same for the purposes and consideration herein expressed.

21.           GOVERNING LAW.

This Agreement and the Executive's and Company's respective rights and obligations hereunder shall be governed by and construed in accordance witii the laws of the State of Texas applicable to agreements made and to be performed entirely within such State without giving effect to the provisions, principles, or policies thereof relating to choice or conflict laws, except to the extent that Federal law may apply.

22.           NOTICE.

Any notice or other communication required or permitted hereunder shall be deemed given if in writing and delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by overnight air courier or facsimile transmission or, if mailed, two days after the date of deposit in the United States mails, as follows:

if toOSI:

Board of Directors
OxySure® Systems, Inc.
10880 John W. Elliott Road
Suite 600
Frisco, TX 75034

if to the Executive:

Mr. Julian T. Ross
 6912 Stony Hill Road
McKinney, TX 75070

Any party may be given notice in accordance with this Section to the other parties designate another address or person for receipt of notices by such party hereunder.

23.            BINDING EFFECT: NO ASSIGNMENT.

This Agreement shall be binding upon and inure to the benefit of die parties and their respective successors and legal representatives. This Agreement and any lights hereunder are not assignable except by operation of law or by OSI to any of its subsidiaries or affiliates. Any odier purported assignment shall be null and void.

24.           VARIATIONS IN PRONOUNS.

Wherever die context shall so require, all words herein in die male gender shall be deemed to include die female or neuter gender and vice versa, all singular words shall include the plural, and all plural words shall include die singular. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

25.           REPRESENTATION BY COUNSEL

Each party acknowledges that it has had the opportunity to be represented by separate independent counsel in die negotiation of this Agreement, that any such respective attorneys were of its own choosing, diat each authorized representative has read diis Agreement and that he understands its meaning and legal consequences to each party. The Parties warrant and represent that they have consulted witii their attorney of choice concerning the execution, the meaning and the import of this Agreement, and each has read this Agreement and fully understands the terms hereof as signified by dieir signatures below, and are executing the same of their own free will for die purposes and consideration herein expressed. The Parties warrant and represent that they have had sufficient time to consider whether to enter into diis Agreement and that they are relying solely on their own judgment and die advice of their own counsel in deciding to execute this Agreement. The Parties warrant and represent diat they have read this Agreement in its entirety and have consulted with dieir attorney concerning the execution of diis Agreement. If any or all Parties have chosen not to seek alternative counsel, said party or parties hereby acknowledge that he or they refrained from seeking alternative counsel entirely of his or their own volition and with full knowledge of the consequences of such a decision.

26.           PRESUMPTION AGAINST SCRIVENER

Each party waives the presumption that diis Agreement is presumed to be in favor of the party which did not prepare it, in case of a dispute as to interpretation.

27.           CAPACITY

Each party represents and warrants that he has the authority to enter into this Agreement cither on his own behalf or in an official capacity on behalf of a corporate party.

28.           OTHER INSTRUMENTS

The Parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out die business obligations and duties created by diis Agreement.

29.           NO WAIVER.

No waiver by cither party at any time of any breach by die other party of, or compliance with, any condition or provision of diis Agreement to be performed by die other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

30.       HEADINGS.

The headings used in this Agreement are for administrative purposes only and do not constitute substantive matter to be considered in construing the terms and shall not affect the interpretation of this Agreement.

31.       COUNTERPARTS.

This Agreement may be executed bv the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

IN WITNESS WHEREOF, the Company, has caused this Agreement to be executed by its duly authorized officer, and die Executive has executed this Agreement, on the date and year first above written.

OXYSURE SYSTEMS, INC.

_____________________________
By:      Mr. Don/Reed Director

EXECUTIVE

_____________________________
Julian Ross Executive

Exhibit A
To the Employment Agreement by and between OxySure Systems, Inc. and Julian T. Ross Dated January 15,2009

(1) Stock Options

Subject to SEC regulations and the provisions of (1) (a)-(b) herein, the Executive shall be issued with Options (the "Option") as to the Common Stock of OxySure Systems, Inc. ("OSI" or the "Company") pursuant to the Company's Voting Stock Option Plan, which Options shall become vested and exercisable in accordance with the following table.

Issue Condition	# Options	Strike Price
Completion of every calendar month of service during the Term of the Employment Agreement	15,000	$.25
"Total options available for Term"	180,000

Where applicable, option grants will be prorated for partial periods.

(a) Acceleration Upon Change of Control: The Executive shall enjoy full acceleration of the Option hereunder if terminated by the acquirer upon a Change of Control event (as described in the Company's Voting Stock Option Plan). However, an IPO or a dilution of all the shareholders of OSI through a public offering does not constitute a Change of Control event for the purposes of this provision.

(b) Dilution: There shall be no upward adjustments made to Options granted hereunder upon future stock issuances or option issuances by the Company.

If any of these terms outlined in this §1 conflict with any terms in any other agreements, then the terms outlined in this Exhibit A shall prevail.

Employment Contract - Page 11 Oxysurc/HR/F inployment Agreement, doc

(2) Salary, Bonus and Benefits

(a) Base Salary: Base Salary shall be $180,000 per annum ($15,000.00 per month, payable twice monthly). If applicable, amounts are prorated for partial periods.

(b) Annual Bonus: Sales Bonus: The company will pay a Sales Bonus (the "Sales Bonus") at the end of the Term if the company achieves certain Target Net Revenues ("TNR") during the 2009 Fiscal Year (January 1, 2009 through December 31, 2009), in accordance with the following: (i) If TNR is < $1.0 million, then the Sales Bonus is zero; (ii) If TNR is between $1.0 million and $2.0 million, then the Sales Bonus is $75,000; (iv) If TNR is between $2.0 million and $3.0 million, then the Sales Bonus is $100,000; or (v) If TNR is greater than $3.0 million, then the Sales Bonus is $125,000 plus 1% of TNR in excess of $3.0 million. Financing Bonus: The company will pay a Financing Bonus (the "Financing Bonus") if the company closes any financing during the 2009 Fiscal Year (January 1, 2009 through December 31, 2009) as follows: Two and one half percent (2.5%) of any financing amounts closed by the Company during the 2009 Fiscal Year, payable at the closing of such financing(s) from time to time. Stock Performance Bonus: The company will pay a Stock Performance Bonus (the "Stock Performance Bonus"), which shall be paid in unrestricted shares of Common Stock of the Company or in Cash, at the Executive's sole discretion, in accordance with the following: If the Company's stock price maintains a 6-month average during any period in the Term of $1.50 or higher, then the Stock Performance Bonus shall be $100,000.

(c) Executive Benefits:

Participation in OSI benefits established for senior management from time to time, such as for example, 401 (k), health insurance, key man insurance, etc. PTO shall be 4 weeks per amium.

(d) Travel: All pre-approved travel expenses reasonably incurred are reimbursed.

(e) Severance Provisions: If the Executive is terminated subsequent to the Effective Date by the Company for anything other than cause, then the Executive shall receive a severance ("Severance") as follows:

(i)      An amount equal to 12 months' Base Salary, PROVIDED THAT

If the Executive is terminated by the Acquirer for anything other than cause in a Change of Control event, then the Executive shall receive a severance equal to three times (3X) the Severance defined in §2(e) herein. For the purposes of this §2(e) of the Exhibit A, an IPO or a dilution of all the shareholders of OSI through a public offering does not constitute a Change of Control event.